Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF TRUSTEES OF THE PANAGORA INSTITUTIONAL FUNDS:

PanAgora Asset Allocation Fund
PanAgora International Equity Fund

We consent to the incorporation by reference in the Registration Statement of The PanAgora Institutional Funds of our reports dated July 18, 1997 on the financial statements of the PanAgora Asset Allocation Fund and PanAgora International Equity Fund as of and for the year ended May 31, 1997. We also consent to the references to our firm under the captions "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.



                                                  /s/ COOPERS & LYBRAND L.L.P.
                                                  ----------------------------
                                                      COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
September 25, 1997